ITEM 77Q(i) - COPIES OF ANY MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS


The following Amendment No. 6 to the Amended and Restated
Declaration of Trust dated April 2, 1999, has been adopted by the Federated Short-Term Municipal Trust Board of Trustees at its Regular Meeting held on May 17, 2000:


A. Strike the first sentence of Section 5 of Article XII from the Declaration of Trust and substitute in its place the following:

Section 5. Offices of the Trust, Filing of Copies, Headings, Counterparts. The Trust shall maintain a usual place of business in Massachusetts, which shall be determined by the Trustees, and shall continue to maintain an office at such address unless changed by the Trustees to another location in Massachusetts.

The undersigned, President and Secretary, hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 17th day of May, 2000.

WITNESS the due execution hereof this 17th day of May, 2000.


/s/ Glen R. Johnson		/s/ John W. McGonigle
Glen R. Johnson, President	John W. McGonigle, Secretary